UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2006

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Walnut Street, 9th Floor
Philadelphia, Pennsylvania 19106
(Address and zip code of
principal executive offices)

Registrant's telephone number, including area code: (215) 238-1046

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On April 25, 2006, Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”) and Hersha Hospitality Limited Partnership, the Company’s operating partnership (the “Operating Partnership”), entered into an underwriting agreement with UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters named in the underwriting agreement. Pursuant to the terms of the underwriting agreement, the Company agreed to sell, and the underwriters agreed to purchase, subject to the terms and conditions set forth in the underwriting agreement, 6,520,000 common shares at a public offering price of $9.00 per share (the “Offering”). In addition, the Company granted the underwriters a 30-day option to purchase an additional 978,000 common shares soley to cover over-allotments, if any. The net proceeds of the Offering after deducting underwriting discounts, commissions and estimated offering expenses, will be $55.2 million (assuming the over-allotment option is not exercised). The underwriting agreement contains customary representations, warranties and agreements of the Company, conditions to closing, indemnification rights and obligations of the parties and termination provisions.

The preceding description is qualified in its entirety by reference to the underwriting agreement, a copy of which is attached hereto as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Underwriting Agreement dated April 25, 2006.
8.1	Opinion of Hunton & Williams LLP with respect to tax matters.
23.1	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: April 27, 2006	By:	/s/ Ashish R. Parikh
Ashish R. Parikh
Chief Financial Officer